UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Walt Disney Company

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Commencing March 2, 2011, The Walt Disney Company sent the following communication to certain shareholders.

We write with respect to the ISS Proxy Report you may have seen regarding the proposals to be voted on at The Walt Disney Company annual shareholder meeting. We take serious issue with ISS’s recommendations against the Company’s position on the advisory vote on executive compensation and the shareholder proposal regarding performance tests for restricted stock units. We set forth below why we believe the two negative ISS recommendations are unwarranted.

1. ISS’s recommendation to vote “against” the advisory vote on executive compensation relates to a practice that no longer exists. The recommendation appears to be grounded on a concern that the Company “recently extended excise tax gross ups.” But, in point of fact, the Company’s Compensation Committee has adopted a policy, fully disclosed in the proxy statement, that prohibits excise tax gross ups in any future agreements with executive officers, or in any material amendments or extensions of existing agreements, unless the provision is submitted to approval by shareholders. The “recent” extension of a gross up that ISS refers to (which would not be permitted under the new policy) occurred over a year ago, was fully disclosed in a Company filing on January 8, 2010, well prior to last year’s annual meeting and prior to last year’s ISS proxy report, which made no mention of it. Subsequent to that time, the Compensation Committee, in response to feedback from shareholders, adopted a policy that would prohibit tax gross ups as outlined above. For that reason, we urge that you vote in favor of the advisory vote on executive compensation.

2. In its original recommendation to support the shareholder proposal regarding performance tests for restricted stock unit awards, ISS made frequent reference to what it argued was the short-term nature of a one-year earnings per share component of the Company’s current performance test. In point of fact, however, the EPS test is a three-year test. ISS acknowledged this mistake in the introduction to its update, but the body of the report (which relied on that error) and the rationale supporting the recommendation remained unchanged. Again, we believe that, on the basis of a corrected record, ISS’s rationale does not hold. The three year EPS measure is an integral component of a long-term performance test that was designed to tie vesting of RSU’s to the attainment of long-term performance metrics.

For the foregoing reasons, we believe ISS’s recommendations are unwarranted and urge you to vote “for” the advisory vote on executive compensation and “against” the shareholder proposal relating to performance tests for restricted stock units.

If you have any questions, you may direct them to Lowell Singer, Senior Vice President – Investor Relations, at 818-560-6601.